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                                                                    Exhibit 10.9


                        TRAVELERS PROPERTY CASUALTY CORP.
                     EXECUTIVE PERFORMANCE COMPENSATION PLAN

                                    ARTICLE I

                                     PURPOSE

         SECTION 1.1 The purpose of the Travelers Property Casualty Corp. (the "Company") Executive Performance Compensation Plan (the "Plan") is to establish certain performance criteria for determining the amount of any bonus that may be paid under the Plan, including that portion of the bonus paid in the form of restricted stock under the Company's 2002 Stock Incentive Plan, for those executive officers who, on the last day of the Company's taxable year, consist of the chief executive officer and the four other most highly compensated executive officers of the Company or its subsidiaries named in the Summary Compensation Table in the Company proxy statement.

         The Plan is intended to address certain limitations on the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

                                   ARTICLE II

                                   DEFINITIONS

SECTION 2.1 THE following words and phrases shall have the meanings indicated for the purpose of the Plan unless the context clearly indicates otherwise:

      (a)   BOARD shall mean the Board of Directors of the Company.

      (b) BONUS PAYMENT shall mean that amount of the Bonus Award that the Committee approves for payment.

      (c) BONUS AWARD shall mean the amount to be paid as bonus compensation to a Covered Employee if a Performance Goal is met for the Bonus Period, whether paid in cash or restricted stock, prior to the exercise by the Committee of any negative discretion.

      (d) BONUS PERIOD shall mean the annual period corresponding to a calendar year, or any other period designated by the Committee, for which the calculation of a Bonus Award is to be made.

      (e) CHIEF EXECUTIVE OFFICER shall mean the Chief Executive Officer of the Company or the individual acting in such capacity.
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      (f)   CODE shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

      (g) COMMITTEE shall mean the Personnel, Compensation and Directors Committee of the Board of Directors of the Company or any other duly established committee or subcommittee meeting the requirements of
            Section 162(m)(4)(C) of the Code; provided however, that prior to the initial public offering of the Company's Class A Shares, as contemplated by the Company's registration statement on Form S-1 filed with the Securities and Exchange Commission, the term "Committee" shall mean the Personnel, Compensation and Directors Committee of the Board of Directors of Citigroup Inc..

      (h) COMPANY shall mean Travelers Property Casualty Corp. and its successors. Where the context requires, the "Company" shall mean Travelers Property Casualty Corp. and its consolidated subsidiaries.

      (i) COVERED EMPLOYEE shall mean the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company as determined on the last day of the taxable year and in accordance with Section 162 (m) of the Code (collectively referred to as "Covered Employees").

      (j) PERFORMANCE GOAL shall mean the financial measurements of corporate performance of the Company that must be met in order for a Covered Employee to receive a payment under this Plan.

                                   ARTICLE III

                           ADMINISTRATION OF THE PLAN

         SECTION 3.1 The Plan shall be interpreted and construed in accordance with Section 162(m) of Code. The Plan shall be administered by the Committee. Otherwise the Committee shall have full and exclusive authority, power and discretion to construe and interpret the Plan, and generally to determine any and all questions arising under the Plan.

         SECTION 3.2 The Committee shall be responsible for certifying in writing that the applicable Performance Goals have been met before any Bonus Payments are made under this Plan. If permitted under Section 162(m) of the Code, such certification may be based upon reasonably estimated financial information available prior to the end of the Bonus Period.

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                                   ARTICLE IV

                CALCULATION OF BONUS AWARDS FOR COVERED EMPLOYEES

         SECTION 4.1 Not later than 90 days after the commencement of the Bonus Period (but in no case after 25% of the Bonus Period has elapsed), the Committee shall specify and establish in writing, by resolution of the Committee or other appropriate action, the Performance Goals and a Bonus Award for each Covered Employee for the Bonus Period. The Committee shall establish the Performance Goals based on one or more of the following business criteria: (i) combined loss and expense ratio; (ii) earnings per share; (iii) net income; (iv) adjusted net income; (v) return on equity; (vi) cash return on equity; (vii) return on assets; (viii) earnings before interest and taxes; (ix) operating income; (x) cash flow(s); (xi) stock price; or (xii) strategic business objectives consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures.

         SECTION 4.2 The Performance Goals established by the Committee pursuant to Section 4.1 may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders' equity and/or shares outstanding, or to assets or net assets; provided that at the time of establishing the Performance Goals the outcome shall be substantially uncertain.. In establishing Performance Goals, the Committee, in its discretion, may include or exclude the impact of items such as: unusual and infrequent events; realized investment gains and losses; acquisitions; divestitures; reserve changes; catastrophes; accounting changes, and restructuring expenses.

         SECTION 4.3 As soon as practicable after the end of the Bonus Period, the Committee shall certify in accordance with Section 162(m) that the Performance Goals have been achieved and shall approve Bonus Payments for Covered Employees. In no event may a Bonus Payment to a Covered Employee exceed the Bonus Award, but the Committee may exercise negative discretion to cause the Bonus Payment to be less than the Bonus Award, nor shall the Bonus Award payable to any Covered Employee exceed $5,000,000. Except as provided in Section 4.4 with respect to deferred awards, the Covered Employee must be employed by the Company or one of its subsidiaries as of the payment date under Section 4.5 to be eligible for a Bonus Payment, provided that, if the Covered Employee's employment is terminated prior to the payment date by reason of death, retirement on or after the Covered Employee's Normal Retirement Date under the Company's Pension Plan, disability (as defined in such Pension Plan), or any other reason with the consent of the Committee, the Committee, in its sole discretion, may provide for a Bonus Payment to that Covered Employee or the Covered Employee's designated beneficiary, if applicable.


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         SECTION 4.4 From time to time, Covered Employees may be offered the opportunity to defer receipt of all or a portion of a Bonus Payment, if any. Whether a deferral opportunity shall be offered for awards granted hereunder for a Bonus Period shall be determined by the Committee in its sole discretion. Deferred awards payable under this Plan shall not be funded but will constitute general obligations of the Company. The Committee shall have the right to terminate or limit the right of Covered Employees to continue the previously elected deferral of a Bonus Payment for any Bonus Period if the Committee in its sole discretion shall determine at any time that such continued deferral has become inadvisable because of changes in the Federal tax laws or any other circumstances which, in the judgment of the Committee, jeopardize the ability of the Company to appropriately finance the deferral of such award.

         SECTION 4.5 Each Covered Employee shall be eligible to receive the Bonus Payment as soon as practicable after the amount of such Covered Employee's Bonus Payment for a Bonus Period has been determined as provided in Section 4.3. Awards may be paid in cash, stock, restricted stock, options, other stock-based or stock-denominated units or any other form of consideration or any combination thereof determined by the Committee. Equity or equity-based awards may be granted under the terms and conditions of the applicable stock plans.

         SECTION 4.6 No Covered Employee shall have any right to receive payment of a Bonus Payment under the Plan if, subsequent to the commencement of the Bonus Period and prior to payment of the Bonus Payment, in the determination of the Committee, the Covered Employee engages--directly or indirectly, either personally or as an employee, agent, partner, stockholder, officer or director of, or consultant to, any entity or person engaged in any business in which the Company or its affiliates is engaged--in conduct that breaches his or her duty of loyalty to the Company or a Subsidiary or that is in material competition with the Company or a Subsidiary or is materially injurious to the Company or a Subsidiary, monetarily or otherwise, which conduct shall include, but not be limited to (i) disclosing or misusing any confidential information pertaining to the Company or a Subsidiary; (ii) any attempt, directly or indirectly to induce any employee, agent, insurance agent, insurance broker or broker-dealer of the Company or any Subsidiary to be employed or perform services elsewhere; (iii) any attempt by a Covered Employee directly or indirectly to solicit the trade of any customer or supplier or prospective customer or supplier of the Company or any Subsidiary, or (iv) disparaging the Company, any Subsidiary or any of their respective officers or directors. The determination of whether any conduct, action or failure to act falls within the scope of activities contemplated by this Section 4.6 shall be made by the Committee, in its discretion. For the purpose of this section, a Covered Employee shall not be deemed a stockholder of a competing entity if the Covered Employee's record and beneficial ownership amount to not more than one percent of the outstanding capital stock of any company subject to the periodic and other reporting requirements of the Securities Exchange Act of 1934, as amended.


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                                    ARTICLE V

                          EFFECTIVE DATE AND AMENDMENT

         SECTION 5.1 This Plan shall become effective as of January 1, 2002.

         SECTION 5.2 The Plan may be amended at any time by the Committee. In the event that subsequent guidance under Section 162(m) is substantially different, with the effect that the Plan fails to ensure the deductibility of the compensation payable hereunder, the Committee shall retain the right to modify the Plan to the extent necessary to conform any provisions hereof to bring them into compliance, including but not limited to deletion of any non-conforming provisions, or to discontinue the Plan altogether. No amendment shall be made without approval of the stockholders of the Company if such approval is required in order for the Plan to continue to meet the requirements of Section 162(m) of the Code.

                                   ARTICLE VI

                                  MISCELLANEOUS

         SECTION 6.1 The validity, construction, interpretation, administration and effect of the Plan and its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Connecticut, without regard to the conflicts of laws provisions thereof.

         SECTION 6.2 If any term or provision of this Plan or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, then the remainder of the Plan, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision hereof shall be valid and be enforced to the fullest extent permitted by applicable law.

         SECTION 6.3 This Plan is not a contract between the Company and any employee of the Company. No employee of the Company or other person shall have any claim or right to be granted any payment or award under this Plan until such payment or award is actually granted. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any employee any right to be retained in the employ of the Company. Nothing contained in this Plan shall limit the ability of the Company to make payments or awards to an employee under any other plan, agreement or arrangement.

         SECTION 6.4 A Covered Employee's right and interest under the Plan may not be assigned or transferred and any attempted assignment or transfer shall be null and void


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and shall extinguish, in the Company's sole discretion, the Company's obligation under the Plan to pay any amount with respect to the Covered Employee.

         SECTION 6.5 The Plan shall be unfunded. The Company shall not be required to establish any special segregation of assets to assure payment of amounts under the Plan.

         SECTION 6.6 The Company shall have the right to deduct from Bonus Payments paid any taxes or other amounts required by law to be withheld.

         SECTION 6.7 If any provision of this Plan would cause Bonus Payments not to constitute "qualified performance-based compensation" under Section 162(m) of the Code, that provision shall be severed from, and shall be deemed not to be a part of, the Plan, but the other provisions hereof shall remain in full force and effect. Any specific action by the Committee that would be violative of Section 162(m) of the Code and the regulations thereunder shall be void.

         SECTION 6.8 No member of the Board of the Company or the Board of Directors of any affiliate of the Company, and no officer, employee or agent of the Company or an affiliate of the Company shall be liable for any act or action hereunder, whether of commission or omission, taken by any other member, or by any officer, agent, or employee, or, except in circumstances involving bad faith, for anything done or omitted to be done in the administration of the Plan.

         SECTION 6.9 Subject to any restrictions imposed under Section 162(m) of the Code, the Committee may at any time amend any provision of the Plan, provided that no such amendment that would require the consent of the stockholders of the Company pursuant to the Code or any other applicable law, rule or regulation, shall be effective without such consent. No such amendment that adversely affects a Covered Employee's rights to, or interest in, a Bonus Payment made prior to the date of the amendment shall be effective unless the Covered Employee shall have agreed thereto in writing.

         SECTION 6.10 The Committee may terminate this Plan at any time, and in the case of such termination, the following provisions of this Section 6.10 shall apply notwithstanding any other provisions of the Plan to the contrary. Subject to requirements of Section 162(m) of the Code, payment of deferred amounts plus any earnings may be accelerated with respect to any affected Covered Employee in the discretion of the Committee and paid as soon as practicable, but in no event shall the termination of the Plan adversely affect the rights of any Covered Employee to deferred amounts plus any earnings thereon previously awarded such Covered Employee.


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